UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2011

UNUM GROUP

(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On February 4, 2011, Unum Group (the “Company”) issued a news release announcing its entry into an accelerated share repurchase transaction, as described in Item 8.01 below. A copy of the news release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information included or incorporated in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

On February 4, 2011, the Company entered into an accelerated share repurchase transaction (the “ASR Agreement”) with Goldman, Sachs & Co. pursuant to which the Company will purchase $200 million of its outstanding common stock.

The total number of shares ultimately repurchased under the ASR Agreement will be determined at the settlement of the transaction. Under the terms of the ASR Agreement, the Company may receive, or be required to deliver, an additional number of shares of common stock based on the volume weighted average price of its common stock during the term of the ASR Agreement. Any adjustment with respect to Goldman, Sachs & Co.’s obligation to deliver additional shares will be settled in shares of the Company’s common stock. Any adjustment payable to Goldman, Sachs & Co. will be settled either in cash or common stock, at the Company’s election. The Company expects the settlement of the transaction to occur on or before the termination date of the ASR Agreement, scheduled for April 5, 2011.

Goldman, Sachs & Co. and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking or other services for the Company and its affiliates.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished (and not filed) with this Report:

99.1	News release of Unum Group dated February 4, 2011, concerning entry into an accelerated share repurchase transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group
(Registrant)

Date: February 4, 2011	By:	/s/ Susan N. Roth
		Name:	Susan N. Roth
		Title:	Vice President, Transactions, SEC and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News release of Unum Group dated February 4, 2011, concerning entry into an accelerated share repurchase transaction.